QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

Change of Control Agreement

        This Change of Control Agreement ("Agreement"), dated as of August 11, 2003, is made and entered into between Lawson Software, Inc., a Delaware corporation (the "Company") and                        ("Executive").

Background

        The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which are competitive with those of other corporations and which ensure that the compensation and benefits expectations of the Executive will be satisfied. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

Agreement

        1.    Certain Definitions.

        (a)   "Effective Date" means the first date during the Agreement Term (as defined in Section 1(b)) on which a Change of Control (as defined in Section 1(c)) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

        (b)   "Agreement Term" means the period commencing on the date hereof and ending on the fourth anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Agreement Term shall be automatically extended so as to terminate four years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give written notice to the Executive that the Agreement Term shall not be so extended.

        (c)   "Change of Control" means (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Company, (2) the Company shall have entered into a definitive agreement with respect to a tender offer, exchange offer or merger, consolidation or other business combination with another corporation and as a result of the completion of such tender offer, exchange offer, merger, consolidation or combination less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (3) the Company shall have entered into a definitive agreement to sell substantially all of its assets to another corporation which is not a direct or indirect wholly owned Subsidiary of the Company, (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the

Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Agreement) pursuant to the Exchange Act, (5) individuals who constitute the Company's Board of Directors on the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (5), considered as though such person were a member of the Incumbent Board, or (6) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        (d)   "Disability" means a permanent disability as defined under any retirement plan of the Company or its Subsidiaries.

        (e)   "Cause" means the termination of Executive's employment initiated by the Company or its Subsidiaries because of: (1) if Executive has entered into any written and executed contract(s) with the Company or its Subsidiaries, any material breach by Executive of such contract (as reasonably determined by the Company) and which is not or cannot reasonably be cured within 10 days after written notice from the Company to Executive; (2) any material violation by Executive of the Company's or a Subsidiary's policies, rules or regulations (as reasonably determined by the Company) and which is not or cannot be reasonably cured within 10 days after written notice from the Company to Executive; (3) commission of any material act of fraud, embezzlement or dishonesty by Executive (as reasonably determined by the Company); or (4) any other intentional misconduct by Executive adversely affecting the business or affairs of the Company or any Subsidiary in any material manner (as reasonably determined by the Company).

        (f)    "Good Reason" means: (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in effect as of the date of this Agreement, or any diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a Subsidiary), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (2) any reduction in Executive's annual base salary or annual target incentive compensation compared with the annual base salary and annual target incentive compensation in effect for Executive for the Company's most recent fiscal year ended before the date of termination, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (3) the Company's requiring the Executive to be based at any office or location other than in the Minneapolis-St. Paul Metropolitan Area in Minnesota or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the date of this Agreement; or (4) any material reduction in Executive's executive benefits compared with the executive benefits provided by the Company to Executive during the Company's most recent fiscal year ended before the date of termination. The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (1) through (4) above shall not affect the Executive's ability to terminate employment for Good Reason. Any determination of "Good Reason" made by the Executive under this Agreement shall be made in good faith.

        (g)   "Subsidiary" means any subsidiary of the Company.

        2.    At Will Employment.    Employee is and will continue to be an "at will" employee of the Company. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement or written arrangement between the Executive and the Company, the employment of the Executive by the Company may be terminated by either the Executive or the Company at any time prior to the Effective Date or, subject to the obligations of the Company provided for in this Agreement in the event of a termination after the Effective Date, at any time on or after the Effective Date. Moreover, if prior to the Effective Date, (i) the Executive's employment with the Company terminates or (ii) the Executive ceases to be an officer of the Company, then the Executive shall have no further rights under this Agreement.

        3.    Notice of Termination.    Any termination by the Company for Cause, or by the Executive for Good Reason, or any termination for Disability, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, respectively, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's respective rights hereunder.

        4.    Date of Termination.    "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, or termination for Disability, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (which date shall not be more than 30 days after the giving of such notice), as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or other than for death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability effective date, as the case may be.

        5.    Obligations of the Company upon Termination.    If at any time after the Effective Date and during the Agreement Term, the Company or any Subsidiary terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason, or Executive's employment terminates for Disability, then the following Sections 5(a) through 5(f), inclusive, shall apply:

          (a)   Severance Payment and General Release. The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate sum of the following amount, less applicable tax withholdings pursuant to Section 9(d): 100% of Executive's then current annual base salary (the "Severance Payment"). Executive shall receive the Severance Payment only if Executive signs a general release of claims in the form attached to this Agreement as Exhibit A, as may be reasonably modified to reflect applicable changes in Minnesota law or to reflect the then current laws of the then current state of residence of Executive (and the rescission period thereunder has expired). Anything in this Agreement to the contrary notwithstanding, no Severance Payment shall be paid until completion of the rescission period identified in Exhibit A (and no Severance Payment under this Agreement shall be payable to Executive if at the time of completion of the rescission period, Executive has exercised Executive's right of rescission described in Exhibit A).

          (b)   COBRA. During the four months after the Date of Termination, the Company shall pay the employer portion of the COBRA premiums and during that time Executive shall continue to pay the active employee rate. If during that four month period, the Executive becomes covered by another medical/dental plan, the Executive shall so notify the Company and such Company subsidy and COBRA coverage will end as of that date. After such four-month period, the Executive shall be responsible for the full COBRA premium plus a 2% administration fee for the remainder of the COBRA election period imposed by applicable law.

          (c)   Outplacement Services. During the eight months after the Date of Termination, the Company shall provide Executive $8,000 in after-tax value of outplacement services, through an outplacement firm selected by Executive.

          (d)   EAP Services. During the three months after the Date of Termination, Executive may continue to access the Company's EAP services at no charge.

          (e)   Other Payments to Executive. Within 30 days after the Date of Termination, and not part of any severance payment under this Agreement, the Company shall also pay the Executive in a lump sum in cash the aggregate sum of the following amounts, less applicable tax withholdings pursuant to Section 9(d), Agreement: (1) 100% of Executive's accrued and unpaid salary, expenses (under the Company's expense reimbursement policy) and flexible time off (FTO) benefits through the Date of Termination, plus (2) any earned and unpaid incentive compensation through the Date of Termination.

          (f)    Executive's Ability to Holdback Payment. If any payments by the Company to Executive would otherwise result in additional tax obligations by Executive under Section 280(g) of the Internal Revenue Code, Executive may elect at Executive's sole discretion to so notify Company in writing on a timely basis and request that the Company reduce any payments otherwise payable under this Agreement to an amount which would not cause Executive to be subject to such tax obligation (e.g. to put Executive in the best net after tax position). Upon receipt of such written notice, the Company will reduce such payments pursuant to Executive's instructions and Executive will not be deemed to have received or have any rights to the amount of such reduction.

        6.     Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any written contract, agreement or arrangement with the Company or any Subsidiary at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract, agreement or arrangement, and shall not be reduced by the Severance Payment or other payments under this Agreement.

        7.     Full Settlement; No Right of Set-Off. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company's receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

        8.    Successors.

        (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(c) of this Agreement, this Agreement shall not be assignable by the Company.

        (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

        9.    General.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

        To the most recent home address of Executive, as maintained by the Company's Human Resources Department.

        If to the Company:

  Lawson Software, Inc.
  380 St. Peter Street
  St. Paul, Minnesota 55102
  Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

        (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (d)   The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e)   The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        (f)    This Agreement does not amend or supersede the Employee Invention and Nondisclosure Agreement previously entered into between the Executive and the Company, or any other written agreement or arrangement between the Company and Executive.

        (g)   This Agreement does not amend or terminate any stock option grants or other equity awards provided by Company to Executive under any of the Company's stock incentive plans.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LAWSON SOFTWARE, INC.
By	Jay Coughlan, President and Chief Executive Officer

Executive Name:
Signature

EXHIBIT A

GENERAL RELEASE

        This General Release is made and entered into as of the                        day of                        , by                        ("Employee") and Lawson Software, Inc. ("Lawson").

        WHEREAS, Lawson Software, Inc. ("Lawson") and Employee are parties to a Change in Control Agreement dated August 11, 2003 (the "Agreement");

        WHEREAS, Employee intends to settle any and all claims that Employee has or may have against Lawson as a result of Employee's employment with Lawson and the cessation of Employee's employment with Lawson;

        WHEREAS, under the terms of the Agreement, which Employee agrees are fair and reasonable, Employee agreed to enter into this General Release as a condition precedent to the Severance Payment as defined and described in the Agreement;

        NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

        1.    Severance Benefits.

  A.
  In consideration of the release set forth in Paragraph 2(B) below. Lawson agrees to provide severance pay of Ten Thousand Dollars ($10,000.00) out of the Severance Payment described in the Agreement.

  B.
  In consideration of the release set forth in Paragraph 2(A) below. Lawson agrees to provide the remaining Severance Payment and any other payments payable under the Agreement or any other written agreement or arrangement between Employee and Lawson (or its predecessor Lawson Associates, Inc.).

        2.    Release of Claims.

  A.
  For the consideration expressed in Paragraph 1(B) above, Employee does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which Employee has or may have against the Releasees, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of Employee's signature on this General Release, including Employee's employment with Lawson and the cessation of that employment, with the exception of possible claims under the Age Discrimination in Employment Act. For purposes of this General Release, the "Releasees" means collectively Lawson, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, auditors, attorneys, employees, and insurers, and each and all thereof.

              Employee understands and accepts that Employee's release of claims includes any and all possible claims, both known or unknown, asserted or unasserted, direct or indirect, including but not limited to claims based upon:

      (i)
      the value of stock options that have not vested or are unexercisable pursuant to the express terms of the applicable stock option agreements, grant notices or stock option plans;

      (ii)
      the value of stock options previously granted to Employee and that have vested and are exercisable as of the date of termination of Employee's employment with Lawson, but that Employee elects not to exercise and pay for before the applicable termination date of the stock options pursuant to the express terms of the applicable stock option agreements, grant notices or stock option plans;

      (iii)
      Title VII of the Federal Civil Rights Act of 1964, as amended;

      (iv)
      the Americans with Disabilities Act; the Equal Pay Act;

      (v)
      the Fair Labor Standards Act; the Employee Retirement Income Security Act;

      (vi)
      the Minnesota Human Rights Act; Minn. Stat. §181.81;

      (vii)
      the Minneapolis or St. Paul Code of Ordinances; or

      (viii)
      any other federal, state or local statute, ordinance or law.

    Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; violation of Minn. Stat. §173.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

            Employee further understands that Employee is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Employee or on Employee's behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Employee also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

  B.
  For the consideration expressed in Paragraph 1(A) above, Employee does hereby fully and completely release the Releasees, as above defined, from each and every legal claim or demand of any kind, that Employee ever had or might now have arising out of any action, conduct, or decision taking place during Employee's employment with Lawson, asserted or unasserted, known or unknown, direct or indirect, arising under or relating to the Age Discrimination in Employment Act, as amended.

  C.
  This Release does not apply to any post-termination claim that Employee may have under the Agreement or for benefits under the provisions of any employee benefit plan maintained by Lawson.

  D.
  Employee's release of claims shall not apply to any claims Employee might have to indemnification under Delaware law, any other applicable statute or regulation, or Lawson's Certificate of Incorporation or Bylaws.

        3.    Rescission.    Employee has been informed of Employee's right to rescind this General Release by written notice to Lawson within fifteen (15) calendar days after the execution of this General Release. Employee has been informed and understands that any such rescission must be in writing and delivered by hand, or sent by mail within the 15-day time period to Lawson's General Counsel, Lawson Software, 380 St. Peter Street, St. Paul, MN 55102. If delivered by mail, the rescission must be: (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested.

        Employee understands that Lawson will have no obligations under the General Release in the event a notice of rescission by Employee is timely delivered.

        4.    Acceptance Period; Advice of Counsel.    The terms of this General Release will be open for acceptance by Employee for a period of 21 days, during which time Employee may consider whether or not to accept this General Release. Employee agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Employee is hereby advised to seek the advice of an attorney regarding this General Release, at Employee's expense.

        5.    Binding Agreement.    This General Release shall be binding upon, and inure to the benefit of, Employee and Lawson and their respective successors and permitted assigns.

        6.    Representation.    Employee hereby acknowledges and states that Employee has read this General Release. Employee further represents that this General Release is written in language which is understandable to Employee, that Employee fully appreciates the meaning of its terms, and that Employee enters into this General Release freely and voluntarily.

        7.    Non-Admission.    It is understood and agreed that this General Release does not constitute an admission by Lawson of any liability, wrongdoing, or violation of any law. Further, Lawson expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with Employee.

        8.    Confidentiality.    Employee agrees to keep the terms and existence of this General Release strictly confidential in accordance with the confidentiality provisions of the Agreement.

        9.    Continuing Obligations.    Employee acknowledges and agrees to his continuing obligations under the Agreement.

        10.    Savings Clause.    If any provision of this Release is determined later to be unenforceable or illegal, other than the provisions contained in Paragraph 2 above, the remaining provisions shall remain in full force and effect. If the release contained in Paragraph 2(A) is held to be void or unenforceable in any respect, this entire General Release shall be voidable at Lawson's option. Nothing in this General Release is intended to or shall be construed as entitling Lawson to abrogate or require tender back of the severance payment of Paragraph 1(A) relating to the enforcement of Paragraph 2(B).

        11.    Amendments.    No amendment or modification of this General Release shall be deemed effective unless made in writing and signed by Employee and Lawson, and approved by the Board of Directors of Lawson.

EMPLOYEE
Signature

Printed Name

Date
LAWSON SOFTWARE, INC.
By
Title
Date

QuickLinks

  Exhibit 10.17
Change of Control Agreement
Background
Agreement
EXHIBIT A GENERAL RELEASE